Exhibit 23.1

The accompanying consolidated financial statements give effect to (1) a 1-for-2.50 reverse split of the outstanding common stock of Renewable Energy Group, Inc., that will be effected immediately prior to the completion of the offering and (2) the Amended and Restated Certificate of Incorporation, that will be effected prior to the completion of the offering. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the effective dates of the reverse stock split of the Company's outstanding common stock and the effect of the Amended and Restated Certificate of Incorporation, all as described in Note 25 to the consolidated financial statements and assuming that from March 31, 2011 to the dates of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

November 30, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

“We consent to the use in this Amendment No. 8 to Registration Statement No. 333-175627 of our report dated March 31, 2011 (July 15, 2011 as to the effects of earnings per share described in Note 2; November , 2011 as to the effects of the reverse stock split and the effect of the Amended and Restated Certificate of Incorporation described in Note 25) relating to the financial statements and financial statement schedule of Renewable Energy Group, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Des Moines, Iowa

November     , 2011”